Exhibit 99.1

Terran Orbital Welcomes Tony Gingiss as Chief Operating Officer

Boca Raton, Fla., June 14, 2023 – Terran Orbital Corporation (NYSE: LLAP) (“Terran Orbital” or “the Company”), a global leader in satellite-based solutions primarily serving the aerospace and defense industries, today announced aerospace and defense industry veteran Tony Gingiss has joined Terran Orbital as the Company’s new Chief Operating Officer.

Tony brings more than 30 years of aerospace and defense experience in design, production, operations, and leadership to Terran Orbital. He spent more than two decades with Boeing Satellites Systems in roles spanning space, ground, engineering, operations, and leadership. He supported and led programs across the Commercial, Civil/Defense, and National Security Space Customer sectors. He concluded his time at the defense giant as the Director of Strategic Integration and National Space Communications Programs.

Subsequently, Tony helmed Airbus OneWeb Satellites (AOS) as Chief Executive Officer, where he led Design, Low-Rate-Initial Production, Pilot Launches, and Full Production. Under his leadership, AOS revolutionized a new approach to aerospace manufacturing, building a 100,000-square-foot factory, and scaling production to greater than two satellites per day. Most recently, he served as Chief Operating Officer at Virgin Orbit where he was responsible for the day-to-day operations. His team achieved incredible milestones in the industry such as the first liquid-fueled air-launched rocket, four successful Customer launches, and a first-ever launch from Spaceport Cornwall.

He received his Bachelor of Science in Aeronautical & Astronautical Engineering from Purdue University and was awarded Purdue’s 2019 Outstanding Aerospace Engineer award. He was also awarded a Charles Stark Draper Laboratories Fellowship and received his Master of Science in Aeronautics and Astronautics at MIT.

“We are thrilled Tony has chosen to become a Terran,” said Terran Orbital Co-Founder, Chairman, and Chief Executive Officer Marc Bell. “Tony will bring an innovative and experienced edge to Terran Orbital as we expand our facilities and build out our contracts. We look forward to working with Tony and growing with his guidance.”

About Terran Orbital

Terran Orbital is a leading manufacturer of satellite products primarily serving the aerospace and defense industries. Terran Orbital provides end-to-end satellite solutions by combining satellite design, production, launch planning, mission operations, and on-orbit support to meet the needs of the most demanding military, civil, and commercial customers. Learn more at www.terranorbital.com.

Contacts

Media Contact
Dan Axelrod
pr@terranorbital.com
949-656-0037

Investor Relations Contact
Jonathan Siegmann
ir@terranorbital.com
949-202-8476